Exhibit 10.15

Quest Diagnostics Incorporated
Equity Award Grant Certificate

Grant Date:     May 15, 2015
Director:    [Name]

Equity Award: Restricted Stock Units

No. Of Shares Underlying Award: ____

Vesting Date         % of Grant         # of RSU’s
May 15, 2016              33.3%
May 15, 2017          33.3%
May 15, 2018         33.4%

This grant is made by Quest Diagnostics Incorporated (the “Company”) to the director named above (the “Director”) and is subject in all respects to the terms and condition sets forth below.

Article 1 - Plan

1.1 Plan. This Certificate is subject in all respects to the Company’s Amended and Restated Long-Term Incentive Plan for Non-Employee Directors (the “Plan”), which is incorporated herein by reference. The Director acknowledges that he or she has read the terms of the Plan and that those terms shall govern in the event of any conflict between the terms of the Plan and the terms of this Certificate. Additional copies of the Plan may be obtained from the Company’s Secretary, 3 Giralda Farms, Madison, New Jersey 07940.

Article 2 - RSUs

2.1 Award of RSUs. The Company awards to the Director the number of restricted share units (“RSUs”) set forth above. Each RSU corresponds to one share of the Company’s Common Stock and constitutes a contingent and unsecured promise of the Company to pay the Director one share of Common Stock on the vesting date for the RSU. The RSUs shall vest on the vesting dates set forth above, regardless of whether the Director remains a director of the Company as of such dates.

2.2 Status as Unsecured Creditor. As the holder of RSUs, the Director has only the rights of a general unsecured creditor of the Company. The Director will not be a stockholder with respect to the Common Stock corresponding to the RSUs unless and until the RSUs convert to shares.

2.3 Dividend Equivalents. Until the RSUs convert to shares, if the Company pays a regular or ordinary dividend on its Common Stock, the Director will be paid a dividend equivalent for vested and unvested RSUs.
2.4 Taxes. The Fair Market Value of any Common Stock delivered to the Director under this Certificate upon conversion of any RSU will be considered taxable income when such Common Stock is delivered to the Director.
Article 3 - General

3.1 Non-Transferability. The RSUs and any right arising hereunder shall not be transferable other than by will or the laws of descent and distribution.

3.2 Share Ownership. The Director agrees that any shares of Common Stock issued hereunder shall be subject to the restrictions set forth in the Company’s Director Share Ownership Guidelines (“Minimum Share Ownership Policy”). The Director acknowledges and agrees that the investment

Exhibit 10.15

risk associated with the retention of any shares of Common Stock, whether pursuant to the Minimum Share Ownership Policy or otherwise, is the Director’s sole responsibility and the Director hereby holds the Company harmless against any claim of loss related to the retention of such shares.

3.3 Possession of Shares. Each share of Common Stock delivered to the Director under this Certificate be registered in the name of the Director or, if the Director elects to hold the shares in “street name,” in the name of a broker designated by the Director.
3.4 Interpretation. Any dispute, disagreement or matter of interpretation that shall arise under this Certificate shall be finally determined by the Compensation Committee of the Board of Directors of the Company in its absolute discretion. All decisions, actions and interpretations of the Compensation Committee shall be final, conclusive and binding upon all parties.
3.5 Governing Law. This Certificate and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey applicable to contracts made and to be performed entirely within such state (without reference to its principles of conflicts of law).
3.6 Additional. The Director agrees that he or she has received and reviewed a copy of (a) the Prospectus relating to the Plan, (b) the Company’s 2014 Annual Report on Form 10-K, and (c) the Company’s Policy dated August 1, 2012 regarding Purchasing and Selling Securities (the “Policy”). The Director further agrees to fully comply with the terms of the Policy.

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